UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form SD
Specialized Disclosure Report

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

DE	000-49629	33-0933072
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

25242 Arctic Ocean Drive, Lake Forest, CA 92630
(Address of principal executive offices) (Zip Code)
(949) 399-4500
(Registrant's telephone number, including area code)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2014

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report
Quantum Fuel Systems Technologies Worldwide, Inc. (“we,” “us,” or “our”) is filing this Form SD pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2014 to December 31, 2014 (the “Reporting Period”). We have filed a Conflict Minerals Report for the Reporting Period, which is filed as Exhibit 1.01 hereto, and is also publicly available on our website at www.qtww.com under the heading “Investors.”

Item 1.02 Exhibit
As stated under Item 1.01 of this Form SD, our Conflict Minerals Report for the Reporting Period is filed as Exhibit 1.01 hereto.
Section 2 - Exhibits
Item 2.01 – Exhibits
The following exhibit is filed as part of this report:
Exhibit No.        Description
1.01            Conflict Minerals Report for the reporting period from January 1, 2014 to December 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

May 29, 2015	By:	/s/ Kenneth R. Lombardo
Vice President - Legal